PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Exhibit 99.1
FOR IMMEDIATE RELEASE
Brighthouse Financial Announces First Quarter 2019 Results

•	First quarter 2019 net loss available to shareholders of $737 million, or $6.31 on a per diluted share basis, driven primarily by net derivative mark-to-market losses

•	Adjusted earnings, less notable items*, of $259 million, or $2.21 on a per diluted share basis

•	Annuity sales grew 36 percent over the first quarter of 2018

•	Variable annuity assets approximately $1.1 billion in excess of CTE98*

•	Company repurchased $52 million of its common stock during the quarter; announced the repurchase of up to an additional $400 million shares of common stock
CHARLOTTE, NC, May 6, 2019 — Brighthouse Financial, Inc. ("Brighthouse Financial" or the "company") (Nasdaq: BHF) announced today its financial results for the first quarter ended March 31, 2019.
First Quarter 2019 Results
The company reported a net loss available to shareholders of $737 million in the first quarter of 2019, or $6.31 on a per diluted share basis, compared to a net loss available to shareholders of $67 million in the first quarter of 2018. The company ended the first quarter of 2019 with stockholders' equity ("book value") of $15.0 billion, or $129.10 on a per share basis, and book value, excluding preferred stock and accumulated other comprehensive income ("AOCI") of $12.9 billion, or $111.18 on a per share basis.

For the first quarter of 2019, the company reported adjusted earnings* of $232 million, or $1.98 on a per diluted share basis.

The adjusted earnings for the quarter reflected a $27 million unfavorable notable item, or $0.23 on a per diluted share basis, for establishment costs related to planned technology and branding expenses associated with the company's separation from its former parent company.
Corporate expenses in the first quarter of 2019 were $225 million pre-tax, down from $233 million pre-tax in the fourth quarter of 2018.

_______________________
* Information regarding the non-GAAP and other financial measures included in this news release and a reconciliation of such non-GAAP financial measures to the most directly comparable GAAP measures is provided in the Non-GAAP and Other Financial Disclosures discussion below, as well as in the tables that accompany this news release and/or the First Quarter 2019 Brighthouse Financial, Inc. Financial Supplement and/or the First Quarter 2019 Brighthouse Financial, Inc. Earnings Call Presentation (which are available on the Brighthouse Financial Investor Relations web page at http://investor.brighthousefinancial.com). Additional information regarding notable items can be found on the last page of this news release.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Annuity sales increased 36 percent quarter-over-quarter and 1 percent sequentially. The company's first quarter 2019 sales results were its highest since becoming an independent public company.
The company also announced today that it has authorized the repurchase of up to $400 million of Brighthouse Financial common stock. This stock repurchase authorization is in addition to the $200 million stock repurchase authorization announced in August 2018. During the first quarter of 2019, the company repurchased $52 million of its common stock, with an additional $14 million of its common stock repurchased in April 2019, bringing total repurchases pursuant to the August 2018 authorization to $171 million through April 30, 2019.

“Brighthouse delivered solid results during the first quarter of 2019, driven by robust annuity sales, favorable market conditions, and prudent capital and expense management,” said Eric Steigerwalt, president and chief executive officer, Brighthouse Financial. “We remain focused on executing our strategy, which we continue to believe will generate long-term value for our customers, partners and shareholders."

Key Metrics (Unaudited, dollars in millions except share and per share amounts)

	As of or For the Three Months Ended
	March 31, 2019		March 31, 2018
	Total	Per share	Total	Per share
Net income (loss) available to shareholders (1)	$(737)	$(6.31)	$(67)	$(0.56)
Adjusted earnings (1)	$232	$1.98	$283	$2.36
Weighted average common shares outstanding - diluted	117,229,854	N/A	119,773,106	N/A

Book value	$14,999	$129.10	$13,584	$113.41
Book value, excluding preferred stock and AOCI	$12,917	$111.18	$12,847	$107.26
Ending common shares outstanding	116,182,687	N/A	119,773,106	N/A

(1) Per share amounts are on a diluted basis and may not recalculate due to rounding. For loss periods, dilutive shares were not included in the calculation as inclusion of such shares would have an anti-dilutive effect.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Results by Business Segment and Corporate & Other (Unaudited, in millions)

	For the Three Months Ended
Adjusted earnings	March 31, 2019	December 31, 2018	March 31, 2018
Annuities	$295	$175	$226
Life	$25	$64	$66
Run-off (1)	$(36)	$18	$50
Corporate & Other (1)	$(52)	$(71)	$(59)

(1) The company uses the term “adjusted loss” throughout this news release to refer to negative adjusted earnings values.

Sales (Unaudited, in millions)

	For the Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Annuities (1)	$1,707	$1,698	$1,256
Life	$1	$1	$2

(1) Annuities sales include sales of a fixed indexed annuity product sold by Massachusetts Mutual Life Insurance Company, representing 90% of gross sales of that product. Sales of this product were $281 million for the first quarter of 2019, $368 million for the fourth quarter of 2018, and $173 million for the first quarter of 2018.

Annuities
Adjusted earnings in the Annuities segment were $295 million in the current quarter, compared to adjusted earnings of $226 million in the first quarter of 2018 and adjusted earnings of $175 million in the fourth quarter of 2018.
There were no notable items in the current quarter or in the first quarter of 2018. The fourth quarter of 2018 included a $12 million favorable notable item.
On a quarter-over-quarter and sequential basis, adjusted earnings, less notable items, reflect lower amortization of deferred acquisition costs ("DAC"), lower reserves, and higher net investment income, driven primarily by positive market performance in the quarter, partially offset by lower fees.
As mentioned above, annuity sales increased 36 percent quarter-over-quarter and 1 percent sequentially.
Life
Adjusted earnings in the Life segment were $25 million in the current quarter, compared to adjusted earnings of $66 million in the first quarter of 2018 and adjusted earnings of $64 million in the fourth quarter of 2018.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

There were no notable items in the current quarter. The first quarter of 2018 included $16 million of favorable notable items, while the fourth quarter of 2018 did not include any notable items.
On a quarter-over-quarter basis, adjusted earnings, less notable items, reflect higher claims and lower net investment income, partially offset by lower expenses. On a sequential basis, adjusted earnings, less notable items, reflect higher claims related to lower reinsurance recoveries, and lower net investment income, partially offset by lower DAC amortization.
Run-off
The Run-off segment had an adjusted loss of $36 million in the current quarter, compared to adjusted earnings of $50 million in the first quarter of 2018 and adjusted earnings of $18 million in the fourth quarter of 2018.
There were no notable items in the current quarter while the first quarter of 2018 included $16 million of favorable notable items. The fourth quarter of 2018 included $14 million of favorable notable items.
On a quarter-over-quarter basis, the adjusted loss, less notable items, reflects lower net investment income and higher claims related to lower reinsurance recoveries. On a sequential basis, the adjusted loss, less notable items, reflects lower net investment income.
Corporate & Other
Corporate & Other had an adjusted loss of $52 million in the current quarter, compared to an adjusted loss of $59 million in the first quarter of 2018 and an adjusted loss of $71 million in the fourth quarter of 2018.
The current quarter includes a $27 million unfavorable notable item related to establishment costs, as described above. The first quarter of 2018 included a $37 million unfavorable notable item and the fourth quarter of 2018 included a $39 million unfavorable notable item.
On a quarter-over-quarter basis, the adjusted loss, less notable items, reflects higher interest expense, partially offset by higher net investment income. On a sequential basis, the adjusted loss, less notable items, reflects lower expenses, partially offset by a non-recurring tax benefit in the fourth quarter of 2018.

Net Investment Income and Adjusted Net Investment Income (Unaudited, in millions)

	For the Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Net investment income	$811	$862	$817
Adjusted net investment income*	$811	$863	$825

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Net Investment Income
Net investment income and adjusted net investment income for the first quarter of 2019 were each $811 million. On a quarter-over-quarter and sequential basis, adjusted net investment income decreased $14 million and $52 million, respectively. These results were primarily driven by lower alternative investment income, partially offset by growth in average invested assets and the ongoing repositioning of the investment portfolio.
The net investment income yield was 4.10 percent during the quarter.

Statutory Capital and Liquidity (Unaudited, in billions)

	As of
	March 31, 2019 (1)	December 31, 2018	March 31, 2018
Statutory combined total adjusted capital	$6.3	$7.4	$6.5

(1) Reflects preliminary statutory results as of March 31, 2019.

Capitalization

Holding company liquid assets were approximately $1.1 billion at March 31, 2019.

Statutory combined total adjusted capital on a preliminary basis decreased to approximately $6.3 billion at March 31, 2019, driven primarily by net derivative mark-to-market losses.

Variable annuity assets were approximately $1.1 billion above the CTE98 level at March 31, 2019.

As previously announced, on March 25, 2019, the company issued depositary shares each representing a 1/1,000th interest in a share of its 6.600% Non-Cumulative Preferred Stock, Series A. The net proceeds of $412 million were contributed to Brighthouse Life Insurance Company.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Earnings Conference Call
Brighthouse Financial will hold a conference call and audio webcast to discuss its financial results for the first quarter of 2019 at 8:00 a.m. Eastern Time on Tuesday, May 7, 2019.
To listen to the audio webcast via the internet and to access the related presentation, please visit the Brighthouse Financial Investor Relations web page at http://investor.brighthousefinancial.com. To join the conference call via telephone please dial (844) 358-9117 (+1 (209) 905-5952 from outside the U.S.) and use conference ID 3895856.
A replay of the conference call will be made available until Friday, May 24, 2019 on the Brighthouse Financial Investor Relations web page at http://investor.brighthousefinancial.com.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Note Regarding Forward-Looking Statements

This news release and other oral or written statements that we make from time to time may contain information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties. We have tried, wherever possible, to identify such statements using words such as "anticipate," "estimate," "expect," "project," "may," "will," "could," "intend," "goal," "target," "guidance," "forecast," "preliminary," "objective," "continue," "aim," "plan," "believe" and other words and terms of similar meaning, or that are tied to future periods, in connection with a discussion of future operating or financial performance. In particular, these include, without limitation, statements relating to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, trends in operating and financial results, as well as statements regarding the expected benefits of the separation (the "Separation") from MetLife, Inc. ("MetLife").

Any or all forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining the actual future results of Brighthouse Financial. These statements are based on current expectations and the current economic environment and involve a number of risks and uncertainties that are difficult to predict. These statements are not guarantees of future performance. Actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others: differences between actual experience and actuarial assumptions and the effectiveness of our actuarial models; higher risk management costs and exposure to increased market and counterparty risk due to guarantees within certain of our products; the effectiveness of our variable annuity exposure management strategy and the impact of such strategy on net income volatility and negative effects on our statutory capital; the reserves we are required to hold against our variable annuities as a result of actuarial guidelines; a sustained period of low equity market prices and interest rates that are lower than those we assumed when we issued our variable annuity products; the potential material adverse effect of changes in accounting standards, practices and/or policies applicable to us, including changes in the accounting for long-duration contracts; our degree of leverage due to indebtedness; the effect adverse capital and credit market conditions may have on our ability to meet liquidity needs and our access to capital; the impact of changes in regulation and in supervisory and enforcement policies on our insurance business or other operations; the effectiveness of our risk management policies and procedures; the availability of reinsurance and the ability of our counterparties to our reinsurance or indemnification arrangements to perform their obligations thereunder; heightened competition, including with respect to service, product features, scale, price, actual or perceived financial strength, claims-paying ratings, credit ratings, e-business capabilities and name recognition; the ability of our insurance subsidiaries to pay dividends to us, and our ability to pay dividends to our shareholders; our ability to market and distribute our products through distribution channels; any failure of third parties to provide services we need, any failure of the practices and procedures of these third parties and any inability to obtain information or assistance we need from third parties, including MetLife; whether all or any portion of the tax consequences of the Separation are not as expected, leading to material additional taxes or material adverse consequences to tax attributes that impact us; the uncertainty of the outcome of any disputes with MetLife over tax-related or other matters and agreements including the potential of outcomes adverse to us that could cause us to owe MetLife material tax reimbursements or payments or disagreements regarding MetLife's or our obligations under our other agreements; the impact on our business structure, profitability, cost of capital and flexibility due to restrictions we have agreed to that preserve the tax-free treatment of certain parts of the Separation; the potential material negative tax impact of potential future tax legislation that could decrease the value of our tax attributes and cause other cash expenses, such as reserves, to increase materially and make some of our products less attractive to consumers; whether the Separation will qualify for non-recognition treatment for federal income tax purposes and potential indemnification

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

to MetLife if the Separation does not so qualify; the impact of the Separation on our business and profitability due to MetLife’s strong brand and reputation, the increased costs related to replacing arrangements with MetLife with those of third parties and incremental costs as a public company; whether the operational, strategic and other benefits of the Separation can be achieved, and our ability to implement our business strategy; our ability to attract and retain key personnel; and other factors described from time to time in documents that we file with the U.S. Securities and Exchange Commission (the "SEC").

For the reasons described above, we caution you against relying on any forward-looking statements, which should also be read in conjunction with the other cautionary statements included and the risks, uncertainties and other factors identified in our Annual Report on Form 10-K for the year ended December 31, 2018, particularly in the sections entitled "Risk Factors" and "Quantitative and Qualitative Disclosures About Market Risk," as well as in our subsequent filings with the SEC. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.

Non-GAAP and Other Financial Disclosures

Our definitions of the non-GAAP and other financial measures may differ from those used by other companies.

Non-GAAP Financial Disclosures

We present certain measures of our performance that are not calculated in accordance with accounting principles generally accepted in the United States of America, also known as "GAAP." We believe that these non-GAAP financial measures highlight our results of operations and the underlying profitability drivers of our business, as well as enhance the understanding of our performance by the investor community.

The following non-GAAP financial measures, previously referred to as operating measures, should not be viewed as substitutes for the most directly comparable financial measures calculated in accordance with GAAP:

Non-GAAP financial measures:	Most directly comparable GAAP financial measures:
adjusted earnings	net income (loss) available to shareholders (1)
adjusted earnings, less notable items	net income (loss) available to shareholders (1)
adjusted revenues	revenues
adjusted expenses	expenses
adjusted earnings per common share	earnings per common share, diluted (1)
adjusted earnings per common share, less notable items	earnings per common share, diluted (1)
adjusted return on equity	return on equity
adjusted return on equity, less notable items	return on equity
adjusted net investment income	net investment income
__________________
(1) Brighthouse uses net income (loss) available to shareholders to refer to net income (loss) available to Brighthouse Financial, Inc.'s common shareholders, and earnings per common share, diluted to refer to net income (loss) available to shareholders per common share.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Reconciliations to the most directly comparable historical GAAP measures are included for those measures which are presented herein. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are not accessible on a forward-looking basis because we believe it is not possible without unreasonable efforts to provide other than a range of net investment gains and losses and net derivative gains and losses, which can fluctuate significantly within or outside the range and from period to period and may have a material impact on net income (loss) available to shareholders.

Adjusted Earnings, Adjusted Revenues and Adjusted Expenses
Adjusted earnings, which may be positive or negative, is used by management to evaluate performance, allocate resources and facilitate comparisons to industry results. This financial measure focuses on our primary businesses principally by excluding the impact of market volatility, which could distort trends.

Adjusted earnings reflects adjusted revenues less adjusted expenses, both net of income tax, and excludes net income (loss) attributable to noncontrolling interests. Provided below are the adjustments to GAAP revenues and GAAP expenses used to calculate adjusted revenues and adjusted expenses, respectively.

The following are significant items excluded from total revenues, net of income tax, in calculating the adjusted revenues component of adjusted earnings:

•	Net investment gains (losses);

•
Net derivative gains (losses) ("NDGL"), except earned income on derivatives that are hedges of investments or that are used to replicate certain investments, but do not qualify for hedge accounting treatment ("Investment Hedge Adjustments"); and

•	Certain variable annuity GMIB fees ("GMIB Fees") and amortization of unearned revenue related to net investment gains (losses) and net derivative gains (losses).
The following are significant items excluded from total expenses, net of income tax, in calculating the adjusted expenses component of adjusted earnings:

•	Amounts associated with benefits and hedging costs related to GMIBs ("GMIB Costs");

•
Amounts associated with periodic crediting rate adjustments based on the total return of a contractually referenced pool of assets and market value adjustments associated with surrenders or terminations of contracts ("Market Value Adjustments"); and

•
Amortization of DAC and value of business acquired ("VOBA") related to (i) net investment gains (losses), (ii) net derivative gains (losses), (iii) GMIB Fees and GMIB Costs and (iv) Market Value Adjustments.

The tax impact of the adjustments mentioned is calculated net of the statutory tax rate, which could differ from our effective tax rate.
Consistent with GAAP guidance for segment reporting, adjusted earnings is also our GAAP measure of segment performance.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Adjusted Earnings per Common Share and Adjusted Return on Equity
Adjusted earnings per common share and adjusted return on equity are measures used by management to evaluate the execution of our business strategy and align such strategy with our shareholders' interests.
Adjusted earnings per common share is defined as adjusted earnings for the period divided by the weighted average number of fully diluted shares of common stock outstanding for the period.
Adjusted return on equity is defined as total annual adjusted earnings on a four quarter trailing basis, divided by the simple average of the most recent five quarters of total Brighthouse Financial, Inc.'s stockholders' equity, excluding preferred stock and AOCI.

Adjusted Net Investment Income
We present adjusted net investment income to measure our performance for management purposes, and we believe it enhances the understanding of our investment portfolio results. Adjusted net investment income represents net investment income including investment hedge adjustments.

Other Financial Disclosures

Corporate Expenses
Corporate expenses includes functional department expenses, public company expenses, certain investment expenses, retirement funding and incentive compensation; and excludes establishment costs.

Notable items
Certain of the non-GAAP measures described above may be presented further adjusted to exclude notable items. Notable items reflect the impact on our results of certain unanticipated items and events, as well as certain items and events that were anticipated, such as establishment costs. The presentation of notable items and non-GAAP measures, less notable items is intended to help investors better understand our results and to evaluate and forecast those results.

Book Value per Common Share and Book Value per Common Share, excluding Preferred Stock and AOCI
Brighthouse uses the term "book value" to refer to "stockholders' equity." Book value per common share is defined as ending Brighthouse Financial, Inc.'s stockholders' equity, including AOCI, divided by ending common shares outstanding. Book value per common share, excluding preferred stock and AOCI, is defined as ending Brighthouse Financial, Inc.'s stockholders' equity, excluding preferred stock and AOCI, divided by ending common shares outstanding.

CTE95
CTE95 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst five percent of a set of capital market scenarios over the life of the contracts.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

CTE98
CTE98 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst two percent of a set of capital market scenarios over the life of the contracts.

Holding Company Liquid Assets
Holding company liquid assets include liquid assets in Brighthouse Financial, Inc., Brighthouse Holdings, LLC, and Brighthouse Services, LLC. Liquid assets include cash and cash equivalents, short-term investments and publicly traded securities excluding assets that are pledged or otherwise committed. Assets pledged or otherwise committed include amounts received in connection with derivatives and collateral financing arrangements.

Sales
Statistical sales information for life sales is calculated using the LIMRA definition of sales for core direct sales, excluding company-sponsored internal exchanges, corporate-owned life insurance, bank-owned life insurance, and private placement variable universal life insurance. Annuity sales consist of 100 percent of direct statutory premiums, except for fixed indexed annuity sales distributed through MassMutual that consist of 90 percent of gross sales. Annuity sales exclude company sponsored internal exchanges. These sales statistics do not correspond to revenues under GAAP, but are used as relevant measures of business activity.

Net Investment Income Yield
Similar to adjusted net investment income, we present net investment income yields as a performance measure we believe enhances the understanding of our investment portfolio results. Net investment income yields are calculated on adjusted net investment income as a percent of average quarterly asset carrying values. Asset carrying values exclude unrealized gains (losses), collateral received in connection with our securities lending program, freestanding derivative assets and collateral received from derivative counterparties.

Adjusted Statutory Earnings
Adjusted statutory earnings is a measure of our insurance companies' ability to pay future distributions and are reflective of whether our hedging program functions as intended. Adjusted statutory earnings is calculated as statutory pre-tax income less the change in the variable annuities reserve methodology (Actuarial Guideline 43) while including the change in both the reserve and capital methodology based CTE95 calculation, as well as unrealized gains (losses) associated with the variable annuities risk management strategy. Adjusted statutory earnings may be further adjusted for certain unanticipated items that impacted our results in order to help management and investors better understand, evaluate and forecast those results.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

About Brighthouse Financial, Inc.
Brighthouse Financial, Inc. (Brighthouse Financial) (Nasdaq: BHF) is on a mission to help people achieve financial security. As one of the largest providers of annuities and life insurance in the U.S., we specialize in products designed to help people protect what they've earned and ensure it lasts. Learn more at brighthousefinancial.com.

CONTACT

FOR INVESTORS David Rosenbaum (980) 949-3326 david.rosenbaum@brighthousefinancial.com	FOR MEDIA Meghan Lantier (980) 949-4142 mlantier@brighthousefinancial.com

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Condensed Statements of Operations (Unaudited, in millions)

	For the Three Months Ended
Revenues	March 31, 2019	December 31, 2018	March 31, 2018
Premiums	$227	$223	$229
Universal life and investment-type product policy fees	875	899	1,002
Net investment income	811	862	817
Other revenues	92	89	105
Revenues before NIGL and NDGL	2,005	2,073	2,153
Net investment gains (losses)	(11)	(86)	(4)
Net derivative gains (losses)	(1,303)	2,039	(334)
Total revenues	$691	$4,026	$1,815

Expenses
Interest credited to policyholder account balances	$258	$270	$267
Policyholder benefits and claims	772	899	738
Amortization of DAC and VOBA	22	469	305
Interest expense on debt	47	45	37
Other expenses	545	556	581
Total expenses	1,644	2,239	1,928
Income (loss) before provision for income tax	(953)	1,787	(113)
Provision for income tax expense (benefit)	(218)	345	(48)
Net income (loss)	(735)	1,442	(65)
Less: Net income (loss) attributable to noncontrolling interests	2	—	2
Net income (loss) available to Brighthouse Financial, Inc.’s common shareholders	$(737)	$1,442	$(67)

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Condensed Balance Sheets (Unaudited, in millions)

	As of
ASSETS	March 31, 2019	December 31, 2018	March 31, 2018
Investments:
Fixed maturity securities available-for-sale	$64,847	$62,608	$63,178
Equity securities	150	140	160
Mortgage loans, net	14,504	13,694	11,308
Policy loans	1,385	1,421	1,517
Real estate limited partnerships and limited liability companies	453	451	441
Other limited partnership interests	1,800	1,840	1,700
Short-term investments	799	—	293
Other invested assets	2,302	3,027	2,452
Total investments	86,240	83,181	81,049
Cash and cash equivalents	3,864	4,145	1,888
Accrued investment income	791	724	640
Reinsurance recoverables	13,098	12,929	12,746
Premiums and other receivables	928	768	781
DAC and VOBA	5,680	5,717	6,083
Current income tax recoverable	—	1	832
Other assets	618	573	593
Separate account assets	105,211	98,256	114,385
Total assets	$216,430	$206,294	$218,997
LIABILITIES AND EQUITY
Liabilities
Future policy benefits	$37,157	$36,209	$36,223
Policyholder account balances	41,177	40,054	37,940
Other policy-related balances	3,005	3,000	2,991
Payables for collateral under securities loaned and other transactions	3,990	5,057	4,244
Long-term debt	4,364	3,963	3,609
Current income tax payable	19	15	—
Deferred income tax liability (1)	1,005	972	730
Other liabilities (1)	5,438	4,285	5,226
Separate account liabilities	105,211	98,256	114,385
Total liabilities	201,366	191,811	205,348
Equity
Preferred Stock, at par value	—	—	—
Common stock, at par value	1	1	1
Additional paid-in capital	12,889	12,473	12,432
Retained earnings (deficit) (1)	609	1,346	414
Treasury stock	(170)	(118)	—
Accumulated other comprehensive income (loss) (1)	1,670	716	737
Total Brighthouse Financial, Inc.’s stockholders’ equity	14,999	14,418	13,584
Noncontrolling interests	65	65	65
Total equity	15,064	14,483	13,649
Total liabilities and equity	$216,430	$206,294	$218,997

(1) During the second quarter of 2018, and effective January 1, 2018, the Company recorded adjustments related to accretion of certain investments in equity securities. As a result, amounts originally reported as of March 31, 2018 have been revised to conform to such changes. Additionally, certain key metrics for the first quarter of 2018, as well as amounts affecting the adjusted return on equity for certain periods, have also been revised for such impact.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Reconciliation of Net Income (Loss) Available to Shareholders to Adjusted Earnings and Adjusted Earnings, Less Notable Items, and Reconciliation of Net Income (Loss) Available to Shareholders per Common Share to Adjusted Earnings per Common Share and Adjusted Earnings, Less Notable Items per Common Share (Unaudited, in millions except per share data)

	For the Three Months Ended
ADJUSTED EARNINGS, LESS NOTABLE ITEMS	March 31, 2019	December 31, 2018	March 31, 2018
Net income (loss) available to shareholders	$(737)	$1,442	$(67)
Adjustments from net income (loss) available to shareholders to adjusted earnings:
Less: Net investment gains (losses)	(11)	(86)	(4)
Less: Net derivative gains (losses), excluding investment hedge adjustments	(1,303)	2,038	(342)
Less: GMIB Fees and GMIB Costs (1)	35	(137)	4
Less: Amortization of DAC and VOBA (1)	75	(233)	(128)
Less: Market value adjustments	(23)	(1)	31
Less: Other	—	—	(4)
Less: Provision for income tax (expense) benefit on reconciling adjustments	258	(325)	93
Adjusted earnings	232	186	283
Less: Notable items	(27)	(13)	(5)
Adjusted earnings, less notable items	$259	$199	$288

ADJUSTED EARNINGS, LESS NOTABLE ITEMS PER COMMON SHARE (2)
Net income (loss) available to shareholders per common share	$(6.31)	$12.14	$(0.56)
Less: Net investment gains (losses)	(0.09)	(0.73)	(0.03)
Less: Net derivative gains (losses), excluding investment hedge adjustments	(11.16)	17.17	(2.86)
Less: GMIB Fees and GMIB Costs (1)	0.30	(1.15)	0.03
Less: Amortization of DAC and VOBA (1)	0.64	(1.96)	(1.07)
Less: Market value adjustments	(0.20)	(0.01)	0.26
Less: Other	—	—	(0.03)
Less: Provision for income tax (expense) benefit on reconciling adjustments	2.21	(2.74)	0.78
Less: Impact of inclusion of dilutive shares	0.01	—	—
Adjusted earnings per common share	1.98	1.56	2.36
Less: Notable items	(0.23)	(0.11)	(0.04)
Adjusted earnings, less notable items per common share	$2.21	$1.68	$2.40

(1) Certain amounts prior to March 31, 2019 have been reclassified to conform to the current period presentation.
(2) Per share calculations are on a diluted basis and may not recalculate or foot due to rounding. For loss periods, dilutive shares were not included in the calculation as inclusion of such shares would have an anti-dilutive effect.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Reconciliation of Net Investment Income to Adjusted Net Investment Income (Unaudited, in millions)

	For the Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Net investment income	$811	$862	$817
Less: Investment hedge adjustments	—	(1)	(8)
Adjusted net investment income	$811	$863	$825

Notable Items (Unaudited, in millions)

	For the Three Months Ended			For the Three Months Ended
NOTABLE ITEMS IMPACTING ADJUSTED EARNINGS	March 31, 2019	December 31, 2018	March 31, 2018	March 31, 2019
Actuarial items and other insurance adjustments	$—	$(26)	$(32)	$—
Establishment costs	27	39	37	27
Total notable items (1)	$27	$13	$5	$27

NOTABLE ITEMS BY SEGMENT AND CORPORATE & OTHER
Annuities	$—	$(12)	$—	$—
Life	—	—	(16)	—
Run-off	—	(14)	(16)	—
Corporate & Other	27	39	37	27
Total notable items (1)	$27	$13	$5	$27

(1) Notable items reflect the negative (positive) after-tax impact to adjusted earnings of certain unanticipated items and events, as well as certain items and events that were anticipated, such as establishment costs. The presentation of notable items is intended to help investors better understand our results and to evaluate and forecast those results.